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                                                                    EXHIBIT 99.1


PRESS RELEASE

For Immediate Release

                                SCIENTIFIC GAMES
                        ANNOUNCES STOCK BUY BACK PROGRAM


     Alpharetta, Georgia, July 25, 1996 -- Scientific Games Holdings Corp. (NASDAQ: SGIH) announced today that its Board of Directors has approved the purchase in the open market over the next twelve months of up to 2.1 million shares of the Company's common stock. The Company currently has approximately 13,700,000 outstanding shares of common stock. Cash on hand and borrowing facilities will be available for the purchase. The shares may be used for employee benefit plans and other corporate purposes. The timing of the purchases and the exact number of shares to be purchased will be dependent on future market conditions.

     William G. Malloy, President and Chief Executive Officer of Scientific Games, said "The current price of our shares makes the stock buy back an attractive use of our funds. We expect the purchases to be accretive to earnings per share. With virtually no debt and cash on hand of approximately $36 million, we believe that the purchase of our own shares is a good use of our available funds."

     Headquartered near Atlanta, Georgia, Scientific Games is the leading worldwide manufacturer of instant lottery tickets and provider of support services.

Contact:

Cliff O. Bickell
Vice President and Chief Financial Officer
770-664-3700